Exhibit 99.1

BioTime Reports Fourth Quarter and Fiscal 2017 Results

  Renevia® CE Mark application submitted for European approval
  OpRegen® receives DSMB approval to proceed to cohort 4
  OpRegen® cohort 4 will include better vision patients and an array of additional functional assessments

ALAMEDA, Calif.--(BUSINESS WIRE)--March 15, 2018--BioTime, Inc. (NYSE American: BTX), a clinical-stage biotechnology company focused on degenerative diseases, today reported financial results for the fourth quarter and fiscal year ended December 31, 2017.

“2017 was a successful year for BioTime, capped by our recent European CE Mark submission of Renevia® and approval by the DSMB to proceed with the initiation of Cohort 4 of the OpRegen® clinical trial,” said Adi Mohanty, Co-Chief Executive Officer of BioTime. “We remain committed and focused on BioTime’s core pillars of clinical progress, simplification and unlocking value for our shareholders as we progress towards becoming a commercial stage company.”

Clinical Progress

Renevia® (Facial Lipoatrophy)

  Submitted Renevia® for CE Marking in Europe.
  Renevia® met its primary endpoint in a European pivotal trial of HIV-associated lipoatrophy, which is a severe form of facial lipoatrophy. The primary endpoint was the change in hemifacial volume at six months in the treated patients compared to patients in the delayed treatment arm as measured by 3-D photographic volumetric assessment. On average, 5.1cc of hemifacial volume was measured after six months, which represents an approximate 100% retention of transplanted volume. There were no device-related serious adverse events noted during the trial.
  Additional Renevia® data were presented from the successful pivotal trial at the International Federation for Adipose Therapeutics and Science conference. The Renevia® data were presented by primary investigator Ramon Llull, MD, PhD, Director of Stem Europe Mallorca Center, Mallorca, Spain. As well as successfully meeting the primary endpoint, treated patients retained an average 70% of the transplanted volume at 12 months and 64% at 18 months.

OpRegen® (dry-AMD)

  The independent Data Safety Monitoring Board (DSMB) approved initiation of the fourth cohort for the OpRegen® clinical trial in patients in the advanced stage of the dry form of age-related macular degeneration or “dry-AMD.”
  BioTime completed enrollment of the third cohort of the OpRegen® clinical trial.
  Positive OpRegen® clinical trial data were presented at the Annual Meeting of the Association for Research in Vision and Ophthalmology in Baltimore, Maryland, by Eyal Banin, MD, PhD. Images presented at the meeting appeared to indicate that the transplanted OpRegen® cells engrafted in an area of the scar that was completely depleted of retinal pigment epithelium cells. There were also some areas that appeared to show structural improvement suggesting possible evidence of a biological response, without any signs of retinal edema, a fluid build-up that can further compromise vision.
  BioTime expanded the OpRegen® clinical trial to sites in the U.S., including Los Angeles and San Francisco, headed by two well-renowned physicians, David S. Boyer, MD of Retina-Vitreous Associates, and Dr. H. Richard McDonald of the West Coast Retina Medical Group.
  BioTime established an innovative cell therapy manufacturing facility in Jerusalem, Israel. This state-of-the-art cGMP manufacturing facility is located in the Jerusalem Bio Park on the campus of the Hadassah University Hospital. It is equipped to produce OpRegen® and a range of cell therapy products for human use in clinical trials as well as at a grade suitable for commercial production.
  BioTime was awarded a new $2 million grant from the Israel Innovation Authority (IIA) for further development of OpRegen®. To date, the IIA has provided grants to BioTime totaling approximately $12 million.

Retinal Restoration

  BioTime was awarded a grant of up to $1.56 million from the Small Business Innovation Research program of the National Institutes of Health for the development of next generation vision restoration therapies.
  BioTime expanded its ophthalmology portfolio with technology for next generation retinal disease therapies, including composition and methodologies to develop 3-D retinal tissue from human pluripotent stem cells for implantation in patients with advanced stages of retinal degeneration.

Corporate Highlights

  BioTime formed a new subsidiary, AgeX Therapeutics, Inc., to advance programs focused on degenerative diseases of aging. AgeX consolidated certain BioTime and subsidiary programs in the field of interventional gerontology. The formation of AgeX is a further step toward the implementation of BioTime’s strategy to simplify its corporate structure and operations as well as focus resources on the continued clinical development of its two lead programs: Renevia® and OpRegen®.
  AgeX raised net proceeds of $10 million, valuing AgeX at approximately $68 million post-money. BioTime now owns approximately 85% of the outstanding shares of AgeX. The financing is expected to fund AgeX’s general operations and product development well into 2019. BioTime had previously planned to spend more than $5 million annually on these programs and associated operational expenses.
  The BioTime Board of Directors agreed in principle to distribute some or all of the AgeX shares to BioTime shareholders. BioTime is working with investment banks and other financial institutions to finalize and implement the strategy for taking AgeX public, which may include a potential tax-free pro rata distribution of all of our AgeX shares to BioTime shareholders.
  BioTime increased its ownership of OpRegen® through an equity swap that allowed BioTime to increase its ownership of its Israeli subsidiary, Cell Cure Neurosciences, Ltd. that leads the OpRegen® development program. By acquiring the Cell Cure shares held by other Cell Cure shareholders, BioTime now owns nearly 99% of Cell Cure.
  BioTime successfully raised $49 million in gross proceeds from new and previous investors in two underwritten public offerings of its common shares.

Patent Portfolio

  BioTime successfully defended two key patents providing protection to OpRegen®. The European Patent Office, in an opposition proceeding, ruled that two patents related to OpRegen® are valid and remain in force as granted.
  BioTime was issued 41 new patents to expand and bolster its patent estate, including the patent estate covering OpRegen® through 2031. These new patents add to the over 800 issued patents or pending patent applications that BioTime and its subsidiaries have invented or licensed worldwide. The patents have potential uses in many of BioTime’s programs, including therapeutic programs such as, OpRegen®, or in processes such as cell culture methods being designed to enable robust manufacturing of pluripotent cells used in our therapeutic programs.

Fourth Quarter and Year-End Financial Results

Cash Position and Marketable Securities: Cash, cash equivalents and available-for-sale securities totaled $38.2 million as of December 31, 2017, compared to $18.2 million as of September 30, 2017. On October 17, 2017, BioTime completed a public offering of its common shares in which it issued 11,057,693 shares for aggregate net cash proceeds of $26.7 million, after deducting commissions, discounts and estimated offering expenses.

Value of Holdings in Public Affiliates: At March 14, 2018, BioTime held common stock in publicly-traded affiliates valued at approximately $75 million. This amount was the market value of BioTime’s 21.7 million shares in Asterias Biotherapeutics (NYSE American: AST) and 14.7 million shares in OncoCyte (NYSE American: OCX).

Revenues: BioTime’s revenue is generated primarily from research grants, licensing fees and royalties, and subscription and advertising from the marketing of online database products. Total revenue was $1.0 million for the fourth quarter of 2017, compared to $1.1 million in the fourth quarter of 2016. Total revenues for 2017 were $3.5 million compared to $5.9 million for 2016, with $2.3 million of the decrease being attributable to the deconsolidation of Asterias.

Operating Expenses: Total operating expenses for the fourth quarter of 2017 were $10.5 million. On an adjusted basis, operating expenses were $7.8 million, of which $6.2 million was mainly attributable to BioTime clinical programs, while $1.7 million in expenses were related to AgeX. Total operating expenses for 2017 were $43.9 million. Adjusted operating expenses were $34.6 million for this period, including $24.4 million spent on BioTime clinical programs, while $7.9 million in expenses were related to AgeX.

R&D Expenses: Fourth quarter research and development expenses were $4.7 million, compared to $7.0 million for the comparable period in 2016, with $1.4 million of the decrease being attributable to the deconsolidation of OncoCyte, and $0.7 million of the decrease being attributable to the wind-down of LifeMap Solutions operations, which ceased conducting its mobile health software application business, after certain assets were sold and the corporate entity was subsequently dissolved. Total research and development expenses for 2017 were $24.0 million compared to $36.1 million for 2016, a decrease of $12.1 million primarily attributable to the deconsolidation of Asterias and OncoCyte. The decrease in research and development expenses was partially offset by an increase in OpRegen® and Renevia® related expenses.

G&A Expenses: Fourth quarter general and administrative expenses were $5.8 million compared to $5.3 million for the comparable period in 2016. Total general and administrative expenses for 2017 were $19.9 million compared to $28.4 million for 2016. The year over year decrease in general and administrative expenses is primarily attributable to the deconsolidation of Asterias and OncoCyte. The total decrease was offset by an increase in BioTime general and administrative expenses primarily related to increases in compensation and related expenses, including stock-based compensation, from the hire of additional key personnel, increased public company compliance costs, and other general operating expenses.

The reconciliation between GAAP and non-GAAP operating expenses by entity, is provided in the financial tables included with this earnings release.

Net Income or loss attributable to BioTime: Fourth quarter net loss attributable to BioTime was $71.9 million, or $0.58 per share compared to net loss of $5.1 million, or $0.05 per share for the fourth quarter of 2016. For 2017, net loss attributable to BioTime was $20.0 million, or $0.17 per share, compared to net income of $33.6 million, or $0.35 per basic common share for 2016. Results in each period were primarily driven by noncash deconsolidation gains and noncash gains and losses in the changes in market values of the Asterias and OncoCyte shares held by BioTime.

Conference Call and Webcast Details

BioTime will host a conference call and webcast today, March 15, 2018 at 1:30pm PT/4:30pm ET to discuss results and corporate developments. The conference call dial-in number in the U.S./Canada is 1-866-888-8633. For international participants outside the U.S./Canada, the dial-in number is 1-636-812-6629. For all callers, please refer to Conference ID number 5878807. The live webcast can be accessed on the “Events & Presentations” page of the “Investors & Media” section on the company’s website.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling toll-free from U.S./Canada: 1-855-859-2056; international callers dial 1-404-537-3406. Use the Conference ID number 5878807. Additionally, the archived webcast will be available on the “Events & Presentations” page of the “Investors & Media” section on the company’s website.

About Renevia®

Renevia® is an investigational medical device that is being developed as an alternative for whole adipose tissue transfer (fat grafting) procedures. Renevia® is part of the HyStem® hydrogel family of proprietary injectable matrices, being developed as devices for wound management, cell and drug delivery.

About OpRegen®

OpRegen®, which is being studied for the treatment of the dry form of AMD, consists of a suspension of retinal pigment epithelial (RPE) cells that are delivered subretinally during a simple intraocular injection. RPE cells are essential components of the back lining of the retina, and function to help nourish the retina including photoreceptors. A proprietary process that drives the differentiation of human pluripotent stem cells is used to generate high purity OpRegen® RPE cells. OpRegen® RPE cells are also “xeno-free," meaning that no animal products are used at any point in the derivation and production process. The avoidance of the use of animal products eliminates some potential safety concerns. Preclinical studies in rats have shown that following a single subretinal injection of OpRegen®, the cells can rapidly organize into its natural monolayer structure in the subretinal space and survive throughout the lifetime of the animal. OpRegen® is designed to be an “off-the-shelf” allogeneic (non-patient specific) product. Unlike treatments that require multiple, frequent injections into the eye, it is expected that OpRegen® will be administered in a single procedure. OpRegen® was granted Fast Track designation from the FDA, which allows more frequent interactions with the agency, and eligibility for accelerated approval and priority review. OpRegen® is a registered trademark of Cell Cure Neurosciences Ltd., a majority-owned subsidiary of BioTime, Inc.

About BioTime, Inc.

BioTime is a clinical-stage biotechnology company focused on degenerative diseases. Its clinical programs are based on two platform technologies: cell replacement and cell/drug delivery. With its cell replacement platform, BioTime is creating new cells and tissues with its proprietary pluripotent cell technologies. These cells and tissues are developed to replace those that are either rendered dysfunctional or lost due to degenerative diseases. BioTime’s cell/drug delivery programs are based upon its proprietary HyStem® cell and drug delivery matrix technology. HyStem® was designed to provide for the transfer, retention, engraftment and metabolic support of cellular replacement therapies. BioTime’s lead cell delivery clinical program is Renevia®, which consists of HyStem® combined with the patient's own adipose (fat) progenitor cells, Renevia® met its primary endpoint in an EU pivotal clinical trial for the treatment of facial lipoatrophy in HIV patients in 2017. BioTime has submitted Renevia® for CE Mark approval in the EU. There were no device related serious adverse events reported to date. BioTime’s lead cell replacement product candidate is OpRegen®, a retinal pigment epithelium transplant therapy, which is in a Phase I/IIa multicenter clinical trial for the treatment of dry age-related macular degeneration, the leading cause of blindness in developing countries. There were no related serious adverse events reported to date. BioTime also has significant equity holdings in two publicly traded companies, Asterias Biotherapeutics, Inc. (NYSE American: AST) and OncoCyte Corporation (NYSE American: OCX), and a private company, AgeX Therapeutics, Inc.

BioTime common stock is traded on the NYSE American and TASE under the symbol BTX. For more information, please visit www.biotime.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

To receive ongoing BioTime corporate communications, please click on the following link to join the Company’s email alert list: http://news.biotime.com.

About AgeX Therapeutics

AgeX Therapeutics, Inc., a subsidiary of BioTime, is a biotechnology company applying technology relating to cellular immortality and regenerative biology to aging and age-related degenerative diseases. AgeX has three initial areas of product development: pluripotent stem cell-derived brown adipocytes (AGEX-BAT1); vascular progenitors (AGEX-VASC1); and induced Tissue Regeneration (iTR). Initial planned indications for these products are Type 2 diabetes, cardiac ischemia, and tissue regeneration respectively. For more information, please visit www.agexinc.com or connect with the company on Twitter or Facebook.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements pertaining to product technology, clinical development, regulatory approval timelines, the success of potential cosmetic applications and potential opportunities for BioTime, Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” should also be considered forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty as to the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime, Inc. and its subsidiaries, particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of BioTime’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. BioTime specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

BIOTIME, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	December 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$36,838	$22,088
Available-for-sale securities	1,337	627
Trade accounts and grants receivable, net	780	646
Receivable from affiliates, net	2,266	511
Prepaid expenses and other current assets	1,402	1,777
Total current assets	42,623	25,649

Property, plant and equipment, net	5,533	5,529
Deposits and other long-term assets	1,018	1,149
Equity method investment in OncoCyte, at fair value	68,235	-
Equity method investment in Asterias, at fair value	48,932	100,039
Intangible assets, net	6,900	10,206
TOTAL ASSETS	$173,241	$142,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$5,718	$7,144
Capital lease and lease liability, current portion	212	202
Promissory notes, current portion	152	99
Related party convertible debt, net of discount	-	833
Deferred license and subscription revenues, current portion	488	572
Deferred revenues	309	-
Total current liabilities	6,879	8,850

LONG-TERM LIABILITIES
Deferred revenues, net of current portion	-	308
Deferred rent liabilities, net of current portion	105	50
Lease liability, net of current portion	1,019	1,386
Capital lease liability, net of current portion	132	310
Related party convertible debt, net of discount	-	1,032
Promissory notes, net of current portion	18	120
Liability classified warrants and other long-term liabilities	825	8
TOTAL LIABILITIES	8,978	12,064

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred shares, no par value, authorized 2,000 shares; none issued and outstanding as of December 31, 2017 and 2016	-	-
Common shares, no par value, 150,000 shares authorized; 126,866 shares issued and outstanding as of December 31, 2017, and 103,396 shares issued and 102,776 shares outstanding as of December 31, 2016	378,487	317,878
Accumulated other comprehensive income (loss)	451	(738)
Accumulated deficit	(216,297)	(196,321)
Treasury stock at cost: no shares as of December 31, 2017; 620 shares as of December 31, 2016	-	(2,891)
BioTime, Inc. shareholders’ equity	162,641	117,928
Noncontrolling interest	1,622	12,580
Total shareholders’ equity	164,263	130,508
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$173,241	$142,572

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
REVENUES:
Grant revenue	$430	$325	$1,666	$3,671
Royalties from product sales and license fees	112	81	389	544
Subscription and advertisement revenues	455	272	1,395	972
Sale of research products and services	2	405	8	736
Total revenues	999	1,083	3,458	5,923

Cost of sales	(54)	20	(168)	(358)

Gross profit	945	1,103	3,290	5,565

OPERATING EXPENSES:
Research and development	(4,697)	(7,013)	(24,024)	(36,106)
General and administrative	(5,811)	(5,343)	(19,922)	(28,426)
Total operating expenses	(10,508)	(12,356)	(43,946)	(64,532)
Gain on sale of assets	-	-	1,754	-
Loss from operations	(9,563)	(11,253)	(38,902)	(58,967)
OTHER INCOME/(EXPENSES):
Interest income (expense), net	37	(234)	(692)	(747)
BioTime’s share of losses and impairment in equity method investment in Ascendance	-	(3,482)	-	(4,671)
Gain on deconsolidation of OncoCyte	-	-	71,697	-
Gain on deconsolidation of Asterias	-	-	-	49,048
Loss on equity method investment in OncoCyte at fair value	(42,555)	-	(2,935)	-
Gain (loss) on equity method investment in Asterias at fair value	(25,010)	7,829	(51,107)	34,361
Loss on extinguishment of related party convertible debt	-	-	(2,799)	-
Other income (expense), net	247	(601)	1,449	(403)
Total other income (expenses), net	(67,281)	3,512	15,613	77,588
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	(76,844)	(7,741)	(23,289)	18,621

Deferred income tax benefit	4,772	-	-	-

NET INCOME (LOSS)	(72,072)	(7,741)	(23,289)	18,621

Net loss attributable to noncontrolling interests	138	2,665	3,313	14,951

NET INCOME (LOSS) ATTRIBUTABLE TO BIOTIME, INC.	$(71,934)	$(5,076)	$(19,976)	$33,572

NET INCOME (LOSS) PER COMMON SHARE:
BASIC	$(0.58)	$(0.05)	$(0.17)	$0.35
DILUTED	$(0.58)	$(0.05)	$(0.17)	$0.34

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
BASIC	124,822	102,775	114,476	97,316
DILUTED	124,822	102,775	114,476	99,553

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended
	December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income attributable to BioTime, Inc.	$(19,976)	$33,572
Net loss allocable to noncontrolling interests	(3,313)	(14,951)
Adjustments to reconcile net income (loss) attributable to BioTime, Inc. to net cash used in operating activities:
Gain on deconsolidation of Asterias	-	(49,048)
Gain on deconsolidation of OncoCyte	(71,697)	-
Unrealized (gain) loss on equity method investment in Asterias at fair value	51,107	(34,361)
Unrealized loss on equity method investment in OncoCyte at fair value	2,935	-
BioTime's share of losses and impairment of Ascendance	-	4,671
Gain on sale of assets	(1,754)	-
Depreciation expense, including amortization of leasehold improvements	947	1,180
Amortization of intangible assets	2,349	3,577
Stock-based compensation	3,932	7,951
Liability classified warrants	797	-
Subsidiary shareholder expense for subsidiary warrants	-	3,125
Amortization of discount on related party convertible debt	640	448
Deferred income tax benefit	-	-
Foreign currency remeasurement and other (gain) loss	(1,761)	2,251
Loss on extinguishment of related party debt	2,799	-
Changes in operating assets and liabilities:
Accounts and grants receivable, net	(172)	187
Due from affiliates	1,157	-
Prepaid expenses and other current assets	145	(1,115)
Other long-term assets and liabilities	(22)	(56)
Accounts payable and accrued liabilities	1,299	12
Deferred revenues and grant income	243	132
Deferred grant expense	(227)	-
Deferred rent liabilities	55	99
Net cash used in operating activities	(30,517)	(42,326)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deconsolidation of cash and cash equivalents of OncoCyte	(8,898)	-
Deconsolidation of cash and cash equivalents of Asterias	-	(8,376)
Purchase of property and equipment	(1,326)	(2,248)
Payments on construction in progress	-	(278)
Purchase of foreign available-for-sale securities	(189)	-
Proceeds from sale of assets	200	-
Security deposit paid and other	(12)	13
Cash used in investing activities	(10,225)	(10,889)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	48,875	20,125
Fees paid on sale of common shares	(3,798)	(1,515)
Proceeds from sale of subsidiary common shares and warrants	9,968	10,721
Fees paid on sale of subsidiary common shares and warrants	-	(879)
Proceeds from sale of common shares at-the-market, net of fees	835	-
Purchase and retirement of common shares from a related party	(843)	-
Proceeds from issuance of related party convertible debt	425	1,757
Reimbursement from landlord on construction in progress	198	567
Proceeds from exercise of subsidiary stock options	4	2,151
Proceeds from exercise of stock options	25	-
Common shares received and retired for employee taxes paid	(45)	-
Repayment of lease liability and capital lease obligation	(204)	(145)
Repayment of promissory notes	(49)	-
Net cash provided by financing activities	55,391	32,782

Effect of exchange rate changes on cash and cash equivalents	101	292

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,750	(20,141)
CASH AND CASH EQUIVALENTS:
At beginning of year	22,088	42,229
At end of year	$36,838	$22,088

Non-GAAP Financial Measures

This press release includes operating expenses prepared in accordance with accounting principles generally accepted in the United States (GAAP) and, includes operating expenses, by entity, prepared in accordance with GAAP. This press release also includes certain historical non-GAAP operating expenses and non-GAAP operating expenses, by entity. In particular, BioTime has provided both (a) non-GAAP total operating expenses, adjusted to exclude noncash stock-based and other compensation and depreciation and amortization expense, and (b) non-GAAP operating expenses, by entity, to exclude those same noncash charges by the respective entities for consistency. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable financial measures prepared in accordance with GAAP. However, BioTime believes the presentation of non-GAAP total operating expenses and non-GAAP operating expenses, by entity, when viewed in conjunction with our GAAP total operating expenses, and GAAP operating expenses by entity, respectively, is helpful in understanding BioTime’s ongoing operating expenses and its programs within various entities, including BioTime’s programs in clinical development.

Furthermore, management uses these non-GAAP financial measures in the aggregate and on an entity basis to establish budgets and operational goals, to manage BioTime’s business and to evaluate its performance and its programs in clinical development.

BIOTIME, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
ADJUSTED OPERATING EXPENSES

	Amounts In Thousands
	For the Three Months Ended December 31, 2017 (unaudited)	For the Year Ended December 31, 2017 (unaudited)
GAAP Operating Expenses - as reported	$10,508	$43,946
Stock-based and other noncash compensation expense (1)	(1,822)	(6,001)
Depreciation and amortization expense (1)	(860)	(3,296)
Non-GAAP Operating Expenses, as adjusted	$7,826	$34,649

GAAP Operating Expenses - by entity
BioTime and subsidiaries other than AgeX Therapeutics, Inc.	$8,495	$32,517
AgeX Therapeutics Inc. and subsidiaries	2,028	8,721
LifeMap Solutions, Inc.	(15)	1,320
OncoCyte results for the period from January 1 through February 16, 2017	-	1,388
GAAP Operating Expenses - by entity	$10,508	$43,946

Non-GAAP Operating Expenses - as adjusted, by entity
BioTime and subsidiaries other than AgeX Therapeutics, Inc. (2)	$6,162	$24,437
AgeX Therapeutics Inc. and subsidiaries (3)	1,680	7,917
LifeMap Solutions (4)	(16)	1,110
OncoCyte results for the period from January 1 through February 16, 2017 (5)	-	1,185
Non-GAAP Operating Expenses - as adjusted, by entity	$7,826	$34,649

(1)	Noncash charges
(2)	BioTime, Inc. includes Cell Cure Neurosciences Ltd., ES Cell International Pte. Ltd. and OrthoCyte Corporation. For the three and twelve months ended December 31, 2017, the GAAP and non-GAAP operating expenses do not include grant income of $430,000 and $1.7 million, respectively, as grants are revenues for the Company.
(3)	AgeX Therapeutics, Inc. includes LifeMap Sciences Inc., LifeMap Sciences Ltd., and ReCyte Therapeutics, Inc. and certain R&D departments related to AgeX projects that were transferred from BioTime to AgeX effective July 1, 2017
(4)	During July 2017, LifeMap Solutions ceased conducting its mobile health software application business after certain assets were sold and the corporate entity was subsequently dissolved.
(5)	OncoCyte’s results for the period from January 1 through February 16, 2017, the date immediately before the deconsolidation of OncoCyte.

CONTACT:
Investor and Media Contact:
BioTime
David Nakasone, 510-871-4188
Dnakasone@biotime.com